Exhibit 99

CONTACT: Whirlpool Corporation

Media: Tom Kline, 269/923-3738

thomas_e_kline@whirlpool.com

Financial: Thomas Filstrup, 269/923-3189

thomas_c_filstrup@whirlpool.com

Whirlpool Corporation Reports Record Third-Quarter Sales;

Earnings Impacted by Higher Raw Material and Oil-Related Costs

BENTON HARBOR, Mich., Oct. 20, 2004—Whirlpool Corporation (NYSE:WHR) today announced third-quarter 2004 net earnings of $101 million, or $1.50 per diluted share, compared to $105 million, or $1.48 per diluted share, in the same period last year. Third-quarter net sales of $3.32 billion increased 6.6 percent from the same period last year. Excluding currency translations, net sales increased approximately 4 percent.

“During the third quarter we had record sales on continued strong consumer demand for our brands around the world. Market growth remained positive, although growth rates declined moderately from first-half levels,” said Jeff Fettig, Whirlpool’s chairman, president and chief executive officer.

Net earnings-per-share were affected by increases in material and logistics costs and slightly higher pension expense. These costs were mitigated by the benefits of a lower effective tax rate, reduced discretionary spending, lower incentive compensation and lower average shares outstanding.

Year-to-date sales of $9.59 billion increased 8.7 percent compared to the prior-year period. Excluding currency translations, year-to-date sales increased approximately 6 percent. Year-to-date net earnings of $4.46 per diluted share increased 7.7 percent from the prior-year period.

Fettig added: “Our quarterly operating results were negatively impacted by raw material cost increases and record high oil prices. The magnitude of these cost increases could not be offset by our record level of productivity and overall business spending controls. Additionally, material and component supply shortages impacted our sales.”

“We have taken specific actions to deal with this environment, which include driving higher levels of productivity in all business operations, implementing price increases of approximately 5-to-10 percent in most key markets around the world, including the U.S., and accelerating the rate of innovation of new products to the market.

“We believe our actions in total will enable us to overcome these significant cost increases, but the full effect of these benefits will not be realized until 2005. As a result, we now expect our full-year earnings per share to be in the range of $5.85-to-$5.95, versus our previous guidance of $6.20-to-$6.35, and free cash flow(1) in the $300 million range,” Fettig said.

Third-Quarter Highlights

•	Net sales and unit shipments were record third-quarter performances for the company.

•	Free cash flow(1) improved $50 million on a year-over-year basis.

•	Global Finance magazine recently selected Whirlpool as the “Best Company in the World” in the consumer durable sector. The recognition is part of the annual Global Finance survey of top regional and global companies in 28 industries.

•	Whirlpool received the prestigious 2004 American Society for Training and Development “Best Award.” The Best Award recognizes organizations that continually support organization-wide learning to improve business results.

•	Whirlpool received the “User-Centered Design Award” by the Human Factors & Ergonomics Society. The award recognized the Whirlpool® Duet® fabric care system for its consumer appeal, ease of use, as well as the company’s innovative product development process.

•	Habitat for Humanity International recognized Whirlpool for surpassing the 50,000 milestone in appliance donations to families in need. Whirlpool donates a refrigerator and range to every Habitat home built in North America and Europe.

•	Whirlpool continued to introduce innovative products to consumers in markets around the world, including:

•	The new Whirlpool® Gold super capacity dishwasher with AccuSense® adaptive wash cycle technology that automatically selects the right cleaning level and time depending on how dirty the dishes are and the size of the load.

•	KitchenAid brand extended the Pro Line® series of professional-style countertop appliances with the introduction of a new food processor engineered for commercial-quality performance and capacity.

•	The Kenmore Elite TurboZone™ dishwasher power-cleans tough, stuck-on food for timesaving convenience while using up to 50 percent less water and energy.

•	The Whirlpool® JetChef three-in-one oven provides European consumers with the unique cooking flexibility of conventional, steam and microwave technology.

•	The Whirlpool® Mercury clothes washer provides automatic water heating and temperature adjustments to consumers in China who do not have the convenience of hot water in the home.

Third-Quarter Region Review

Whirlpool North America’s sales of $2.1 billion increased 1.8 percent from the prior-year period.

The operation delivered third-quarter records in sales, unit shipments, and manufacturing productivity. Operating results also benefited from improved brand and product mix, strong SG&A leverage, and higher average sales values based on the success of the company’s product innovation in the market. Despite these improvements, significantly higher material and logistics costs, coupled with shipping delays triggered by select material shortages, drove operating profit below the prior-year period.

To help offset the ongoing high levels of material and logistics costs, Whirlpool North America expects to continue to improve productivity, implement its recently announced price increase, and accelerate the pace of new product launches across all brands throughout 2005.

U.S. industry unit shipments of major appliances (T7*) increased 5.4 percent from the prior-year period. Full-year industry shipments are expected to increase by approximately 8 percent.

Whirlpool Europe’s sales of $783 million increased 11.2 percent from the prior-year period. Excluding currency translations, sales increased approximately 2 percent.

Whirlpool Europe delivered a strong operating performance for the quarter, including record third-quarter sales, strong productivity and cash flow, and improved brand and product mix. Operating profit increased 31 percent from the prior-year period despite slowing consumer demand and rising raw material costs. Whirlpool Europe’s continued performance improvement is due in part to the operation’s success in expanding its presence in the premium cooking and built-in market segments, driven by innovative products like the new JetChef™ three-in-one oven and the Mini BI™ built in oven.

Appliance industry unit shipments were up approximately 1-to-2 percent from the prior-year period. Based on current economic conditions, the company now expects full-year industry shipments to grow approximately 1-to-2 percent from last year’s level.

Whirlpool Latin America’s sales of $426 million increased 32 percent from the prior-year period. Excluding currency translations, the sales increase was essentially the same.

Consumer demand improved as the Brazilian economy showed continuing signs of strength. Regional unit shipments increased significantly, as did exports to the company’s global distribution network. Operating profit improved 24 percent from the prior-year period due to the success of product introductions in the first half of the year, price increases, brand and product mix management, and productivity improvements. The gain was partially offset by increases in raw material and logistics costs.

Shipments of the Consul® Ideale™ clothes washer—a new affordable product targeting an untapped market of first-time buyers—contributed to improved revenue and market share in the quarter. The Ideale™ washer is an example of the company’s strategic use of innovation to extend its brands to new and emerging markets.

Appliance industry unit shipments in Brazil increased approximately 26 percent from the prior-year period. Based on current economic conditions, the company expects full-year industry unit shipments to increase approximately 15-to-18 percent from last year’s level.

Whirlpool Asia’s sales of $81 million declined 11.7 percent from the prior-year period in a mixed market environment within the region. Excluding currency translations, sales declined approximately 14 percent. Slowing demand in China, rising raw material costs and the impact from reducing trade inventory levels in India resulted in an operating loss of $10 million for the quarter.

Based on current economic conditions, the company expects full-year industry unit shipments to increase approximately 5 percent from last year’s level.

OUTLOOK

Fettig concluded: “In the current environment, our business is being challenged by significant increases in material and logistics costs, as well as shortages of key materials and components. We have adjusted to this environment by aggressively driving higher levels of productivity, by implementing appropriate price increases and by accelerating the rate of new product innovation to the market. Our global operating platform, strong consumer brands and innovation capabilities provide us with the necessary tools to overcome these challenges and will enable us to deliver a solid year of operating results in 2004 and position us well going into 2005.”

Note (1): The table below reconciles cash provided by operating activities as prepared in accordance with accounting principles generally accepted in the United States to free cash flow. Management believes this comparison of free cash flow provides shareholders with a relevant measure of liquidity and a useful basis for assessing the Company’s ability to fund its activities. Free cash flow is cash from operations after capital expenditures, proceeds from the sale of fixed assets and dividends.

(millions of dollars)	Nine Months Ended
	Sept. 30 2004	Sept. 30 2003
Cash Provided By Operating Activities	$305	$238
Capital expenditures	(222)	(219)
Proceeds from sale of fixed assets	30	28
Dividends paid	(87)	(71)

Free cash flow	$26	$(24)

Additional operating segment information is available in the “Investors” section of www.whirlpoolcorp.com . At 9:30 a.m. (ET) Wednesday, October 20, 2004, the company will be hosting a conference call, which can be heard by visiting www.whirlpoolcorp.com and clicking on the “Investors” button and then the “Conference Call Audio” menu item.

*T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of over $12 billion, 68,000 employees, and nearly 50 manufacturing and technology research centers around the globe. The company markets Whirlpool, KitchenAid, Brastemp, Bauknecht, Consul and other major brand names to consumers in more than 170 countries. Additional information about the company can be found on the Internet at www.whirlpoolcorp.com .

This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the expected appliance industry results for 2004 noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in the company’s most recently filed Form 10-Q and/or Form 10-K.

# # #

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE PERIOD ENDED SEPTEMBER 30

(millions of dollars except per share data)

	Three Months Ended		Nine Months Ended
	2004	2003	2004	2003
Net sales	$3,318	$3,113	$9,588	$8,817

EXPENSES:
Cost of products sold	2,604	2,418	7,462	6,844
Selling, general and administrative	526	491	1,525	1,385
Restructuring costs	5	—	6	—

	3,135	2,909	8,993	8,229

OPERATING PROFIT	183	204	595	588

OTHER INCOME (EXPENSE):
Interest and sundry income (expense)	(2)	(5)	(17)	(28)
Interest expense	(32)	(34)	(95)	(104)

EARNINGS BEFORE INCOME TAXES AND OTHER ITEMS	149	165	483	456
Income taxes	48	57	171	160

EARNINGS BEFORE EQUITY EARNINGS AND MINORITY INTERESTS	101	108	312	296

Equity in loss of affiliated companies	—	—	(3)	—
Minority interests	—	(3)	—	(6)

NET EARNINGS	$101	$105	$309	$290

Per share of common stock:
Basic net earnings	$1.53	$1.51	$4.56	$4.21

Diluted net earnings	$1.50	$1.48	$4.46	$4.14

Dividends declared	$.43	$.34	$1.29	$1.02

Weighted-Average Shares Outstanding (in millions)

Basic	66.4	69.2	67.7	68.7

Diluted	67.6	70.9	69.3	69.9

CONSOLIDATED CONDENSED BALANCE SHEETS

WHIRLPOOL CORPORATION

(millions of dollars)

	(Unaudited) September 30 2004	December 31 2003

ASSETS

CURRENT ASSETS
Cash and equivalents	$219	$249
Trade receivables, less allowances (2004: $108; 2003: $113)	2,060	1,913
Inventories	1,688	1,340
Prepaid expenses	74	62
Deferred income taxes	144	129
Other current assets	216	172

Total Current Assets	4,401	3,865

OTHER ASSETS
Investment in affiliated companies	15	11
Goodwill, net	163	165
Other intangibles, net	106	85
Deferred income taxes	293	268
Prepaid pension costs	388	357
Other assets	155	154

	1,120	1,040

PROPERTY, PLANT AND EQUIPMENT
Land	90	84
Buildings	1,022	1,004
Machinery and equipment	5,483	5,391
Accumulated depreciation	(4,269)	(4,023)

	2,326	2,456

Total Assets	$7,847	$7,361

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Notes payable	$416	$260
Accounts payable	2,090	1,944
Employee compensation	300	303
Deferred income taxes	41	48
Accrued expenses	755	701
Restructuring costs	19	45
Income taxes	178	95
Other current liabilities	124	174
Current maturities of long-term debt	10	19

Total Current Liabilities	3,933	3,589

OTHER LIABILITIES
Deferred income taxes	213	236
Pension benefits	381	298
Postemployment benefits	500	489
Other liabilities	248	251
Long-term debt	1,127	1,134

	2,469	2,408

MINORITY INTERESTS	65	63

STOCKHOLDERS’ EQUITY
Common stock, $1 par value:	90	88
Shares authorized- 250 million
Shares issued- 90 million (2004); 89 million (2003)
Shares outstanding- 66 million (2004); 69 million (2003)
Paid-in capital	726	659
Retained earnings	2,527	2,276
Accumulated other comprehensive income (loss)	(747)	(757)
Treasury stock - 23 million (2004); 20 million (2003)	(1,216)	(965)

Total Stockholders’ Equity	1,380	1,301

Total Liabilities and Stockholders’ Equity	$7,847	$7,361

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

WHIRLPOOL CORPORATION

FOR THE NINE MONTHS ENDED SEPTEMBER 30

(millions of dollars)

	2004	2003
OPERATING ACTIVITIES
Net earnings	$309	$290
Adjustments to reconcile net earnings to net cash flows provided by (used in) operating activities:
Loss on disposition of assets	2	4
Depreciation and amortization	336	330
Changes in assets and liabilities:
Trade receivables	(142)	(21)
Inventories	(344)	(212)
Accounts payable	140	(15)
Product recalls	—	8
Restructuring charges, net of cash paid	(25)	(70)
Taxes deferred and payable, net	47	46
Accrued pension	(1)	(114)
Other - net	(17)	(8)

Cash Provided By Operating Activities	$305	$238

INVESTING ACTIVITIES
Capital expenditures	$(222)	$(219)
Proceeds from sale of assets	30	28
Acquisitions of businesses, net of cash acquired	—	(4)

Cash Used In Investing Activities	$(192)	$(195)

FINANCING ACTIVITIES
Net proceeds of short-term borrowings	$149	$246
Proceeds of long-term debt	—	1
Repayments of long-term debt	(13)	(211)
Dividends paid	(87)	(71)
Purchase of treasury stock	(251)	—
Redemption of WFC preferred stock	—	(33)
Common stock issued under stock plans	55	55
Other	5	4

Cash Used In Financing Activities	$(142)	$(9)

Effect of Exchange Rate Changes on Cash and Equivalents	$(1)	$5

(Decrease) Increase in Cash and Equivalents	$(30)	$39
Cash and Equivalents at Beginning of Period	249	192

Cash and Equivalents at End of Period	$219	$231